EXHIBIT (99.10)
---------------


AT THE COMPANY:  AT THE FINANCIAL RELATIONS BOARD:

Karen Dickelman  Dennis Waite     Laura Kuhlmann   Susan Steidle
Director of      General InquiriesMedia Inquiries  Analyst Inquiries
Investor         312 640-6674     312 640-6727     312-640-6774
Relations
312 683-3671


FOR IMMEDIATE RELEASE

BANYAN STRATEGIC REALTY TRUST ANNOUNCES $5.1 MILLION ACQUISITION OF MULTI-TENANT OFFICE PROPERTY IN NORCROSS, GEORGIA

     CHICAGO, MARCH 23, 1998--BANYAN STRATEGIC REALTY TRUST (Nasdaq:
BSRTS) today reported the acquisition of a multi-tenant office property located in Norcross, Georgia, a northeast suburb of Atlanta.

     The property, known as Avalon Center Office Park, consists of two one-story office buildings containing approximately 52,446 net rentable square feet and was acquired for approximately $5.1 million ($97.24 per square foot) including costs, anticipated tenant improvements and other related expenses.

     Avalon Center Office Park was constructed in 1997 and is currently 65 percent leased to three tenants occupying approximately 34,000 square feet.

Leonard G. Levine, president and chief executive officer, commented, "We expect that substantially all of the remaining space will be leased by year-end 1998, at which time the unleveraged net income will be in excess of 12 percent." With the acquisition of Avalon Center Office Park, the Trust's real estate holdings in the greater Atlanta area now total approximately 613,000 square feet. Funding for the acquisition was provided by a draw upon the Trust's bank line of credit. Avalon Center Office Park is the twenty-seventh investment by the Trust since the inception of its investment program in 1993.

     Banyan Strategic Realty Trust is a diversified equity Real Estate Investment Trust (REIT) with a portfolio that includes primarily flex/industrial and suburban office buildings, as well as retail and residential properties. The properties are located in major metropolitan areas and mid-to-small second tier markets primarily in the Midwest and Southeast United States. Currently, the Trust has 13,268,848 shares of beneficial interest outstanding.


     Some of the statements contained in the foregoing are forward-looking statements. Words such as "believes," "intends," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements which are subject to a number of risks and uncertainties, including, among other things, general real estate investment risks, lack of operating history associated with recent acquisitions, potential inability to repay or finance indebtedness at maturity, increases in interest rates, competition for property acquisitions, adverse consequences of failure to qualify as a REIT, and possible environmental liabilities. Actual results could differ materially from those projected in these forward-looking statements. Reference is made to the annual report on Form 10-K filed by the Trust, specifically under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting the Trust's Business Plan" for a more complete discussion of these risk factors. The Trust undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

     See Banyan's Website at http://www.banyanreit.com for complete company information.

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   For further information regarding Banyan free of charge via fax,
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